November 9, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549-10014


ATTN: Document Control - EDGAR


RE: Pre-Effective Amendment No. 1 on Form S-6 (File No. 333-44644) And Amendment No. 7 to Form N-8B-2
         IDS Life of New York Account 8
         Investment Company Act No. 811-05213


Dear Commissioners:


IDS Life of New York Account 8, the Registrant, has filed Pre-Effective Amendment No. 1, dated on or about November 9, 2000, to the above-referenced Form S-6 Registration Statement. Pursuant to Rule 461, the Principal Underwriter for the Registrant, American Express Financial Advisors Inc. now respectfully requests that the effective date of the Registration be accelerated and that the Registration Statement be declared effective on November 20, 2000 or as soon as practicable thereafter.

Yours Truly,

AMERICAN EXPRESS FINANCIAL ADVISORS INC.
(Principal Underwriter)



/s/  Teresa J. Rasmussen
     Teresa J. Rasmussen
     Vice President and Managing Counsel